EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 31, 2009

December 31, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	0.1%	-3.6%	-9.2%
Class B Units	0.1%	-3.6%	-9.9%
Legacy 1 Class Units2	0.1%	-3.2%	-3.4%
Legacy 2 Class Units2	0.1%	-3.2%	-3.5%
GAM 1 Class Units2	-0.2%	-4.2%	-4.3%
GAM 2 Class Units2	-0.2%	-4.2%	-4.6%
GAM 3 Class Units2	-0.3%	-4.4%	-6.0%

S&P 500 Total Return Index3	-1.0%	1.9%	26.5%
Barclays Capital U.S. Long Government Index3	0.5%	-5.3%	-12.2%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Grains prices moved higher following reports of strong export data from the U.S. Department of Agriculture.  Forecasts of potential frost damage to crops caused by recent weather also played a role in moving grains prices higher.  In the livestock markets, prices on lean hogs and live cattle rallied as a result of increased buying from large commodity funds.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector, as are Grant Park’s shorter-term trading advisors.

Currencies: Reports of strong U.S. consumer confidence drove the New Zealand and Australian dollars higher against the Japanese yen.  News that GMAC, the financial services arm of General Motors, may receive a new capital infusion from the U.S. government added to demand as speculators believe that lending conditions in the U.S. may improve.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:  Crude oil futures moved slightly higher following forecasts of tight supplies ahead of last week’s U.S. inventory report.  Civil unrest in one of Iran’s key oil producing regions also supported prices.  Natural gas markets experienced minor declines as traders liquidated positions to lock in profits from recent uptrends.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Global equity markets posted mix results amid light trading prior to the holiday.  In the U.S., equity prices retreated on speculation the U.S. will reduce stimulus activity in 2010.  In Asia, Hong Kong’s Hang Seng Index rallied in excess of 1% after strong gains at various key Chinese firms prompted buying.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   U.S. fixed-income markets moved lower following reports that showed weekly jobless claims estimates near 17-month lows.  The effect of the unemployment data was most likely augmented by thin trading caused by the holiday.  In Europe, prices on German bunds and UK long Gilts slid as a rally in the European equity markets bolstered risk appetite.

Grant Park’s longer-term trading advisors are predominantly short the fixed income sector, as are Grant Park’s shorter-term trading advisors.

Metals:  Prices in the base metals markets increased as short-term strength in the equity markets, coupled with improving economic indicators, supported forecasts of increased industrial demand.  Metals traded on the London Metals Exchange posted the biggest gains, with nickel and tin experiencing a nearly 6.5% and 5.5% price increase, respectively.  Precious metals declined as a result of a firmer U.S. dollar and liquidations from commodity funds rebalancing their portfolios prior to 2010.

Grant Park’s longer-term trading advisors are predominantly long the metals sector, as are Grant Park’s shorter-term trading advisors.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.